SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2011 (February 14, 2011)

VICTORY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	2-76219-NY	87-0564472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20341 Irvine Avenue, Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 480-0305

2677 N. Main Street, Suite 360, Santa Ana, California 92705

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 14, 2011, C. O. Energy executed a Partial Assignment, Bill of Sale and Conveyance (the “Assignment”) assigning to Aurora Energy Partners (“Aurora”) a working interest in two oil and gas leases located in Jones County, Texas (the “Leases”).  Pursuant to the Assignment, Aurora is entitled to a two and one-half percent (2½%) working interest in the Leases, including an interest in all production and all personal property located on the land covered by the Leases.  The Assignment is effective February 1, 2011.

On February 14, 2011, C. O. Energy and Aurora also entered into a letter of intent whereby the parties anticipate C. O. Energy will convey to Aurora a one and one-half percent (1½%) working interest in a new oil and gas exploration project located in Jones County, Texas (the “Project”).  In addition to this working interest in the Project, Aurora will have the option to purchase, accompanied with a right of first refusal, an interest in each prospect well developed on the Project by C. O. Energy.  The letter of intent is non-binding and is contingent upon the parties reaching a definitive agreement.

 Victory Energy Corporation (the “Company”) is the managing partner of Aurora and has a fifteen percent (15%) partnership interest in Aurora.  On February 22, 2011, the Company issued a press release announcing the acquisition of the two and one-half percent (2½%) working interest in the Leases and the letter of intent between C. O. Energy and Aurora.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)               Exhibits.

                                Exhibit No.             Description

99.1                         Press Release of Victory Energy Corporation dated February 22, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VICTORY ENERGY CORPORATION

Dated: February 22, 2011	By:	/s/ ROBERT J. MIRANDA
Robert Miranda
Interim Chief Executive Officer

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